Exhibit 99.2

Mountain & Co. I Acquisition Corp. Announces Closing of $200 Million Initial Public Offering

ZURICH, Nov. 9, 2021 /PRNewswire/ — Mountain & Co. I Acquisition Corp. (the “Company”) announced the closing today of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units began trading on the Nasdaq Global Market (the “Nasdaq”) under the ticker symbol “MCAAU” on November 5, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants are expected to be listed on the Nasdaq under the symbols “MCAA” and “MCAAW,” respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Although the Company’s efforts to identify a prospective business combination opportunity will not be limited to a particular industry, it intends to focus on the consumer internet and B2B digital infrastructure sectors.

Credit Suisse Securities (USA) LLC is acting as book-running manager. The Company has granted the underwriters a 45-day option to purchase up to 3,000,000 additional units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 4, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Credit Suisse Securities (USA) LLC, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, Attn: Prospectus Department or by e-mail at usa.prospectus@credit-suisse.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Liz Young, youngelizann@gmail.com

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